HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)



AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman            Kerry Thalheim/Regina Lenihan
Pres. & CEO - (201) 236-2631            675 Third Avenue
D. Lynn Van Borkulo-Nuzzo               New York, NY  10017
Executive Vice President                (212) 661-8030
(201) 236-2641

FOR IMMEDIATE RELEASE
April 15, 1998

                HUBCO, INC. REPORTS STRONG FIRST QUARTER RESULTS

         Mahwah, New Jersey, April 15, 1998--HUBCO, Inc. (NASDAQ:HUBC), today reported a 17% increase in first quarter core earnings which exclude $2.3 million of merger related and restructuring charges. These costs relate to the consummation of the Bank of Southington acquisition that was accounted for on a pooling basis of accounting. The results also reflect the acquisition of Security National Bank under the purchase method of accounting from the closing of that transaction on February 6, 1998. The results are reported here both before and after all such charges.

         First quarter fully diluted earnings per share increased to $0.48 per share ($11.0 million) from $0.47 ($11.7 million) in 1997 including merger related costs. Excluding merger costs, fully diluted earnings per share were up 17% to $0.55 per share ($12.6 million) versus $0.47 per share ($11.7 million) for the same period last year. This resulted in a Return on Average Assets of 1.73% and a Return on Average Equity of 26.17% for the quarter compared to 1.47% and 21.31% for the 1997 period, respectively, excluding merger costs.

         HUBCO's net interest margin for the first quarter of 1998 was 5.28% compared to 4.96% last year. Other income, excluding security gains, increased 6% during the first quarter of 1998 to $8.08 million on a reported basis. Excluding non-recurring 1997 items, other income increased 20% driven by significantly higher fee income in the trust and Shoppers Charge divisions.

         Overhead expenses for the first quarter of 1998 were $25.1 million, excluding merger related charges, compared with $24.2 million a year ago. This increase was primarily attributable to additional staffing and other costs related to the planning and integration of acquired or soon to be acquired companies. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 53.9% for the first quarter of 1998.

         Total non-performing assets of $41.08 million (1.35% of assets) were up from $37.20 million a year ago and from $38.94 million at year end. The increase is primarily related to the mortgage portfolios which are collateralized by real property and, therefore, losses should be mitigated by the value of such collateral. The Allowance for Possible Loan Losses totaled $40.34 million, up from $37.16 million a year ago and $39.24 million at December 31, 1997, representing 107% of non-performing loans and 2.20% of the loan portfolio as of March 31, 1998.

         HUBCO's total assets at March 31, 1998 were $3.05 billion. Loans totaled $1.84 billion, deposits were $2.45 billion and stockholders' equity was $200.3 million. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

         HUBCO, Inc. is the bank holding company for Hudson United Bank which operates 61 branches in Northern New Jersey and Lafayette American Bank which operates 34 branches in Connecticut. Two pending acquisitions in New York State will add a third bank to the HUBCO holding company operating under the name Bank of the Hudson with 32 branches. In addition, HUBCO announced the signing of merger agreements with Community Financial Holding Corporation, Westmont, NJ, Dime Financial Corporation of Wallingford, CT, and IBS Financial Corporation, Cherry Hill, NJ. The company also has pending the purchase of 23 branches in the tri-state area from First Union Corporation. After closing all pending acquisitions, HUBCO, Inc. will have approximately 160 offices with total assets of approximately 160 offices with total assets of approximately $7.0 billion and will be the second largest financial institution headquartered in New Jersey.

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

                                  HUBCO, INC.

                              Financial Highlights
                     (In thousands, except per share data)

                                                    Three Months Ended
                                                        March 31
                                                    ------------------
                                                     1998       1997
                                                     ----       ----
Including merger related charges:
---------------------------------
Net Interest Income                                 $35,017    $35,985
Provision for Possible Loan Losses                    1,939      1,734
Net Income                                           10,970     11,668
Basic Earnings Per Share                                .48        .50
Diluted Earnings Per Share                              .48        .47

Excluding merger related charges:
---------------------------------
Net Income                                           12,590     11,668
Basic Earnings Per Share                                .56        .50
Diluted Earnings Per Share                              .55        .47

Weighted Average Shares Outstanding                  22,644     23,024


                                                      As of March 31,
                                                     1998       1997
                                                     ----       ----


Total Assets                                      $3,050,967   $3,196,884
Total Loans                                        1,836,360    1,930,736
Total Deposits                                     2,448,016    2,557,806
Stockholders' Equity                                 200,269      217,192



Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.


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